Exhibit T3A.2(b)

State of North Carolina Department of the Secretary of State	SOSID: 1687596 Date Filed: 5/18/2018 9:43:00 AM Elaine F. Marshall North Carolina Secretary of State C2018 134 02582

Limited Liability Company

AMENDMENT OF ARTICLES OF ORGANIZATION

Pursuant to §570-2-22 of the General Statutes of North Carolina, the undersigned limited liability company hereby submits the following Articles of Amendment for the purpose of amending its Articles of Organization.

1.	The name of the limited liability company is: 155 Palmer Lane, LLC

2.	The text of each amendment adopted is as follows (attach additional pages if necessary):

The name of the Limited Liability Company is hereby amended to be changed from “155 Palmer Lane, LLC” to “American Property Acquisitions I, LLC.”

3.	(Check either a or b, whichever is applicable)

A.      The amendment(s) was (were) duly adopted by the majority vote of the organizers of the limited liability company prior to the identification of initial members of the limited liability company.

B. X The amendment(s) was (were) duly adopted by the unanimous vote of the members of the limited liability company or was (were) adopted as otherwise provided in the limited liability company’s Articles of Organization or a written operating agreement.

4.	These articles will be effective upon filing, unless a date and/or time is specified:

This the 11 day of May                     , 2018.

155 Palmer Lane, LLC
Name of Limited Liability Company

Signature

Andrew Yeung	, Company official
Type or Print Name and Title

NOTES:
I. Filing fee is $50. This document must be filed with the Secretary of State.
CORPORATIONS DIVISION	P. O. BOX 29622	RALEIGH, NC 27626-0622
(Revised January 2014)		(Form L-17)

Certification# 115389307-1 Reference# 19488841- Page: 2 of 2